 Exhibit 99.1

Data Storage Corporation Enters Hosted VoIP and Carrier Services

DSC’s new business unit seeks to bring powerful voice and data solutions to deliver business continuity

MELVILLE, N.Y., Nov. 01, 2017 (GLOBE NEWSWIRE) -- Data Storage Corporation (OTCQB:DTST) (“DSC” and the “Company”), a provider of diverse business continuity, disaster recovery protection and cloud solutions, today announced its formation of Nexxis Inc. (“Nexxis”), a new subsidiary of the Company which will focus on the development of next-generation voice and data services intended to help companies speed up their communications, increase revenue and reduce costs.

John Camello, who will serve as president of Nexxis, is a veteran telecom entrepreneur and executive with significant experience in providing nationwide telecom services, including Hosted VoIP with Unified Communications, SIP Trunking, High-Bandwidth Direct Internet Access and Data Connectivity, with emphasis on Business Continuity.

“We are excited about kicking off this new business venture with telecom veteran John Camello,” stated Chuck Piluso, CEO, DSC. “Our goal is to provide reliable network services and state-of-the-art hosted PBX solutions with Unified Communications (UCaaS) to DSC’s client base and new prospects. The time is right for Data Storage Corporation and our units to deliver high quality state-of-the-art VoIP and carrier solutions.  It is our desire that our clients will benefit from superior telecom solutions and uncompromised high-touch technical service as they have experienced throughout our fifteen year history.”

John Camello, Nexxis president, added, “I’m excited to lead this new venture.  We intend to offer standalone voice, internet and transport services, as well as complete next-generation voice and data solutions that will incorporate auto failover with the goal of delivering unmatched reliability and value. This represents a great opportunity for such cutting-edge services to become an integral part of a recognized leader in the IT space.  It is the goal of Nexxis to offer the best services and to become a trusted resource that clients will consider an asset to their businesses.”

About Data Storage Corporation
Data Storage Corporation (DSC) delivers and supports a broad range of premium solutions focusing on data storage and protection.  Clients look to DSC to ensure disaster recovery and business continuity, strengthen security, and to meet increasing industry, state and federal regulations.  The company markets to business, government, education and the healthcare industry by leveraging leading technologies, including Virtualization and Cloud Computing.  The company provides hardware, SaaS, managed IT services, installation and maintenance.  For more information, please visit http://www.DataStorageCorp.com and www.SIASMSP.com.

Press Contact:
Wendy Schmittzeh
Data Storage Corporation
(212) 564-4922
info@datastoragecorp.com